Exhibit 99.1

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Orsus Xelent Reports Change of Independent Auditors

NEW YORK, NY—August 14, 2009 –Orsus Xelent Technologies, Inc. (NYSE-Amex:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, reported today that it has appointed Bernstein & Pinchuk LLP (B&P) as the Company’s new independent auditor effective from August 10, 2009.  B&P has replaced the Company’s former independent auditor PKF Hong Kong Certified Public Accounts (PKF) which resigned as independent auditor of Orsus Xelent effective from August 10, 2009.

The resignation of PKF and the appointment of B&P as the successor auditor have been approved by the Audit Committee of the Company.

 “We are pleased to welcome B&P and look forward to working with them to serve the best interests of our shareholders,” stated Mr. Guoji Liu, CEO of Orsus Xelent.  He added that the Company wished to thank PKF for the services it provided.

The audit report by PKF on the Company’s consolidated financial statements for each of the past fiscal years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company and PKF have not had any disagreement on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for which disagreement if not resolved to the satisfaction of PKF would have caused PKF to make reference to the subject matter of the disagreement in connection with its report.  There were no reportable events between the Company and PKF or between the Company and B&P.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Orsus Xelent Technologies, Inc.
Guoji Liu
Director & CEO

PRC:
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-402-7838
Fax: 646-381-9727

Press:
Tel: 212-425-5700
Fax: 646-381-9727